UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2008

Celera Corporation

(Exact name of registrant as specified in its charter)

001-34116

(Commission File Number)

Delaware	26-2028576
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, CA 94502

(Address of principal executive offices, with zip code)

(510) 749-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of Celera Corporation (the “Company”) has increased the number of directors on the Board from six to seven and elected Peter Barton Hutt as a Class 1 member of the Board effective August 19, 2008 to serve until his successor is duly elected and qualified with an initial term ending at the next annual meeting of stockholders of the Company.

Mr. Hutt is a senior counsel at the law firm of Covington & Burling and has been an attorney with that firm since 1975. He served as Chief Counsel for the Food and Drug Administration from 1971 through 1975. Mr. Hutt is a member of the Institute of Medicine of the National Academy of Sciences and teaches a course on Food and Drug Law each Winter Term at Harvard Law School. He co-authored the casebook used to teach Food and Drug Law and has published numerous papers on the subject. Mr. Hutt serves on a wide variety of academic and advisory boards, including the Institute of Medicine (IOM) of the National Academy of Sciences (NAS) and the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Mr. Hutt is a member of the board of directors of Xoma Ltd., CV Therapeutics, Inc., Introgen Therapeutics, Inc., Ista Pharmaceuticals, and Momenta Pharmaceuticals and several privately-held life sciences companies. Mr. Hutt received his B.A., magna cum laude, from Yale University, his L.L.B. from Harvard University and his L.L.M. from New York University.

The Board removed William G. Green from the Nominating and Corporate Governance Committee and appointed Mr. Hutt to fill the vacancy created by such removal on the Nominating and Corporate Governance Committee. As a result, the Company’s Nominating and Corporate Governance committee now consists of Gail K. Naughton, Bennett M. Shapiro and Peter Barton Hutt, with Gail K. Naughton serving as chair.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELERA CORPORATION

Date: August 25, 2008	By:	/s/ Kathy Ordoñez
Kathy Ordoñez Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release